UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2026

FLUENCE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40978	87-1304612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2107 Wilson Boulevard, Suite 900
Arlington, Virginia 22201
(Address of principal executive offices) (Zip Code)

(833) 358-3623
(Registrant’s telephone number, including area code)

4601 Fairfax Drive, Suite 600
Arlington, Virginia 22203
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	FLNC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 27, 2026, the board of directors (the "Board") of Fluence Energy, Inc. (the "Company") appointed Mr. Stephan May as a director, effective immediately, for a term expiring at the Company’s annual meeting of stockholders to be held in 2027 and until his respective successor is duly elected and qualified or his earlier death, disqualification, resignation or removal, subject to the terms of the Company’s Stockholders Agreement, dated as of October 27, 2021, by and among the Company, Fluence Energy, LLC, Siemens Industry, Inc. ("Siemens Industry"), AES Grid Stability, LLC, and Qatar Holding LLC (as amended and modified from time to time, the "Stockholders Agreement"). The Board also appointed Mr. May to serve as a member of the Board’s Compensation and Human Resources Committee.
Mr. May, Chief Executive Officer of Electrification and Automation at Siemens Smart Infrastructure, was designated as a nominee to the Board by Siemens Industry and its Permitted Transferees (as defined under the Stockholders Agreement) pursuant to their collective right under the Stockholders Agreement to designate for nomination to the Board up to three directors so long as the Siemens Related Parties (as defined in the Stockholders Agreement) beneficially own in the aggregate 20% or more of all issued and outstanding shares of the Company's Class A common stock (including the Underlying Class A Shares (as defined in the Stockholders Agreement)).
Mr. May's appointment to the Board fills the vacancy created by Ms. Ruth Gratzke's prior resignation from the Board, at which time Ms. Gratzke had ceased to serve as a director designee of Siemens Industry and its Permitted Transferees, pursuant to Siemens Industry and its Permitted Transferees' director designation right under the Stockholders Agreement.
As previously disclosed in filings with the Securities and Exchange Commission ("SEC"), Siemens Industry is an indirect subsidiary of Siemens AG. Currently, the Company's principal stockholders include Siemens AG, SPT Holding Sarl ("SPT Holding"), and Siemens Pension-Trust e.V. ("Siemens e.V."). SPT Holding is a wholly owned subsidiary of Siemens e.V. and as such, Siemens e.V. may be deemed to share beneficial ownership of the shares of the Company's Class A common stock beneficially owned by SPT Holding. Siemens AG is an affiliate of Siemens e.V. and as such, may be deemed to share beneficial ownership of the Company's Class A common stock beneficially owned by Siemens e.V. Siemens AG, SPT Holding, and Siemens e.V. have joined as a party to a number of agreements entered into by and among the Company, Siemens Industry, and its other principal stockholders and their respective affiliates which provide a framework for the Company’s relationship with these stockholders, including the Stockholders Agreement. In the ordinary course of the Company's business, Siemens AG and its affiliates have purchased, and the Company expects that Siemens AG and its affiliates may in the future purchase, the Company's products and services for energy storage projects. In addition, Siemens AG and its affiliates supply the Company with goods and services, and the Company expects that they will continue to provide the Company with goods and services in the future, that are used when delivering and maintaining energy storage projects for the Company's customers and occasionally used for research and development efforts. Siemens AG and its affiliates have also provided, and may in the future provide, consulting services to the Company. At times, Siemens AG and its affiliates and the Company have entered, and may in the future enter, into master consortium agreements to deliver battery-based energy storage products and related service contracts to external customers as well as other types of collaboration agreements. For additional information regarding the Company’s transactions and arrangements with Siemens AG and its affiliates, see the section titled “Certain Relationships and Related Person Transactions” in the Company’s definitive proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on January 26, 2026.

In connection with his appointment to the Board, Mr. May entered into the Company’s standard indemnification agreement for directors and officers in the form filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (File No. 333- 259839), filed with the SEC on October 19, 2021.
Item 8.01. Other Events.
Effective September 1, 2026, the Company moved its principal executive offices to 2107 Wilson Boulevard, Suite 900, Arlington, Virginia 22201 from 4601 Fairfax Drive, Suite 600, Arlington, Virginia 22203. There is no change to the Company’s telephone number. Future correspondence and communications to the Company from shareholders and others should be directed to this address.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUENCE ENERGY, INC.

Date: September 1, 2026	By:	/s/ Ahmed Pasha
Ahmed Pasha
Senior Vice President and Chief Financial Officer